                                                                    Exhibit 12.1

               Computation of Ratio of Earnings to Fixed Charges
              R.A.B. Holdings, Inc. and R.A.B. Enterprises, Inc.

                                                                    Pro Forma

                                                Fiscal Year Ended              Six Months Ended
                                                  March 31, 1998              September 30, 1998
                                            --------------------------    --------------------------
                                                             (Dollars in Thousands)
                                            Enterprises      Holdings     Enterprises      Holdings
                                            -----------     ----------    -----------     ----------
Income(loss) before taxes                   $      (92)     $  (5,499)    $   (8,605)     $ (11,267)

Interest expense, net                           16,772         22,171          7,850         10,512

Rental expense                                   1,569          1,569            788            788
                                            -----------     ----------    -----------     ----------

Earnings                                        18,249         18,241             33             33

Fixed charges                                   18,341         23,740          8,638         11,300
                                            -----------     ----------    -----------     ----------

Deficiency in earnings to fixed charges     $      (92)     $  (5,499)    $   (8,605)     $ (11,267)
                                            ===========     ==========    ===========     ==========


                                                                                Historical

                                                Fiscal Year Ended             Six Months Ended                Six Months Ended
                                                  March 31, 1998             September 30, 1998              September 30, 1997
                                            -------------------------    ---------------------------    --------------------------
                                                                            (Dollars in Thousands)
                                            Enterprises      Holdings     Enterprises      Holdings     Enterprises      Holdings
                                            -----------     ----------    -----------     ----------    -----------     ----------
Income(loss) before taxes                   $    2,304      $   2,296     $   (7,813)     $ (10,105)    $     (286)     $    (290)

Interest expense, net                            5,079          5,079          6,905          9,197          2,586          2,586

Rental expense                                   1,423          1,423            777            777            797            797
                                            -----------     ----------    -----------     ----------    -----------     ----------

Earnings                                         8,806          8,798           (131)          (131)         3,097          3,093

Fixed charges                                    6,502          6,502          7,682          9,974          3,383          3,383
                                            -----------     ----------    -----------     ----------    -----------     ----------

Ratio of earnings to fixed charges                1.35           1.35
                                            ===========     ==========

Deficiency in earnings to fixed charges                                   $   (7,813)     $ (10,105)    $     (286)     $    (290)
                                                                          ===========     ==========    ===========     ==========